February 13, 2007

PRESS RELEASE

New Jersey Mining Company Secures Funding and Orders Drill Rig

          Kellogg, Idaho. New Jersey Mining Company (OTCBB:NJMC) announces it has completed a private placement for $1,074,000. The funding assures that exploration plans for 2007 can be completed to expand the company’s mineral resources through an aggressive regional exploration program that includes diamond drilling, drifting, soil sampling and geophysics.

          The company has placed a purchase order with Hagby USA for a Model 1000/3 diamond drilling rig to be used for surface, underground, and remote-site exploration drilling. It is planned to hire a drilling crew so that drilling can be done by the company on its properties throughout the entire year. Once winter sets in and prevents drilling at our surface projects, the drill will be moved to underground drilling at either the Golden Chest or New Jersey mines to maximize utilization of the drill.

           The difficulty in obtaining contractors for drilling programs led management to the decision to start its own exploration drilling unit. In addition, it is expected that drilling costs will be reduced significantly and sample quality will also improve.

          Three Plans of Operations (POO’s) were submitted in late 2006 to the US Forest Service (USFS) for drilling programs at the Gold Butte, Niagara copper-silver deposit and the CA prospect. Plan approval from the USFS on at least two of these projects is expected for this summer. Once the drill is delivered in 10 to 12 weeks, drilling will commence at the Enterprise prospect since it is located on private land and no permitting is required. Additional drilling is planned at the Silver Strand and Silver Button projects.

          The placement was non-brokered and consisted of 2,685,000 units at a price of $0.40. Each unit is comprised of one share of common stock plus one-half of a warrant. Each full warrant is exercisable at $0.55 until December 31, 2008.

          New Jersey Mining Company is involved in exploring for and developing gold, silver and base metal resources in the Coeur d'Alene Mining District of northern Idaho. The Company has a portfolio of mineral properties in the Coeur d'Alene Mining District including the Niagara

P.O. Box 1019 ◆ Kellogg, Idaho 83837 ◆ Phone (208) 783-1032 ◆ www.newjerseymining.com copper-silver deposit, the Golden Chest mine, the New Jersey mine, the Silver Strand mine, and several other exciting exploration prospects.

          This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB for the year ended December 31, 2005.

          Further information about New Jersey Mining Company can be reviewed on the website of the Securities and Exchange Commission at www.sec.gov or on the company's website at www.newjerseymining.com

Contact:	Grant Brackebusch, Vice President
Phone (208) 783-1032
E-mail:ir@newjerseymining.com
Website: www.newjerseymining.com

P.O. Box 1019 ◆ Kellogg, Idaho 83837 ◆ Phone (208) 783-1032 ◆ www.newjerseymining.com